UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2017

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36728	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 State Route 17, Ramsey, New Jersey		07446
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On November 13, 2017, ADMA Biologics, Inc., a Delaware corporation (the “Company”), issued a press release announcing that the Company has completed its previously announced sale of an aggregate of 19,523,255 shares of its common stock, par value $0.0001 per share (the “Common Stock”), which includes 2,546,511 shares of Common Stock which were offered and sold in connection with the exercise of the 30-day option granted by the Company to the underwriters to purchase additional shares of Common Stock of the Company, pursuant to the Company's registration statement on Form S-1, as amended (File No. 333-220910) (the “Offering”). The Company received total net proceeds of approximately $39.1 million, based on a public offering price of $2.15 per share, after deducting the underwriting discounts and commissions and estimated expenses payable by the Company in connection with the Offering.

Raymond James & Associates, Inc. acted as the sole book-running manager and representative of the underwriters for the Offering. Ladenburg Thalmann & Co. Inc. acted as the lead manager for the Offering.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	ADMA Biologics, Inc. Press Release, dated November 13, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 13, 2017	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Vice President and Chief Financial Officer